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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE                                      CONTACT:  DENNY LYNCH
                                                                    614/764-3413

WENDY'S NAMES CHIEF FINANCIAL OFFICER
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KERRII ANDERSON JOINS EXECUTIVE TEAM

August 9, 2000 (Dublin, OH) -- Wendy's International, Inc. (NYSE:WEN) today named Kerrii B. Anderson as executive vice president and chief financial officer for the company.

Anderson, 43, will be responsible for all accounting, corporate finance, audit, information technology and treasury functions including financial reporting, investor and government relations, risk management and franchise finance.

Anderson has 20 years experience in a financial career that spans accounting and investment firms, and public companies. She is a certified public accountant and earned her M.B.A. from The Fuqua School of Business at Duke University. Most recently she was senior vice president and chief financial officer for M/I Schottenstein Homes, Inc., a $1 billion NYSE company that is one the nation's leading builders of single-family homes. Her focus at M/I was on financial reporting, investor and lender relations, strategic planning, internal audit, information systems, risk management, and tax planning and compliance. She also led M/I's efforts with debt compliance and with rating agencies.

During the 90's, M/I's net income and equity had compounded average growth rates of 22.7% and 24.6% respectively, and gross margins improved each year for the last five years.



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"Kerrii Anderson is a great addition to the Wendy's(R) team", Jack Schuessler,
CEO and president, said. "She is very knowledgeable about finance and has a depth of experience in the key areas required of a chief financial officer. Her strength in the areas of construction and development will be a great asset to Wendy's. She understands business operations and the importance of building shareholder value," he added.

"I am thrilled to join the Wendy's team and help this company achieve and exceed its strategic goals," Anderson said. "Wendy's is an operations-driven company that is passionately committed to serving its customers, caring for employees and building shareholder value."

Anderson's broad financial knowledge and strategic planning ability is sought after by numerous boards, including The Lancaster Colony Corporation, M/I Schottenstein Homes, Columbus Foundation and Grant/Riverside Methodist Hospitals. Additionally, she serves on advisory councils at The Fuqua School of Business (Duke) and the Fisher College of Business (Ohio State).

Anderson graduated summa cum laude with a B.A. in accounting and business administration from Elon College, N.C. Her career includes positions of increasing responsibility in finance for KPMG, RJR Nabisco, and corporate controller for an AMEX listed construction company. She joined M/I in 1987 as CFO and was promoted to senior vice president in 1993. She joined their Board in 1998.

Wendy's International is one of the world's largest restaurant operating and franchising companies, with $7.1 billion in 1999 systemwide sales and two quality brands - Wendy's and Tim Hortons(R). Wendy's Old Fashioned Hamburgers(R) was founded in 1969 by Dave Thomas and is the third largest quick service hamburger chain in the world with more than 5,600 restaurants in the U.S., Canada and international markets. Tim Hortons was founded in 1964 by Tim Horton and Ron Joyce and is the largest coffee and fresh baked good chain in Canada. There are more than 1,750 restaurants in Canada and 115 in the U.S.

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